Exhibit 99.1

BioLife Solutions Announces Pricing of $15.4 Million Public Offering

BOTHELL, WA — March 20, 2014 —BioLife Solutions, Inc. (OTCQB: BLFS) today announced the pricing of a public offering and the entry into definitive agreements with purchasers for the sale of approximately 3.6 million units for gross proceeds to the Company of approximately $15.4 million.  Each unit consists of one share of the Company’s common stock and one warrant, with each whole warrant exercisable for seven years to purchase one share of the Company’s common stock at an exercise price of $4.75 per share. The units are being offered at a price of $4.30 per unit.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), is the sole placement agent for the offering.  The Company intends to use the proceeds of the offering for general corporate purposes, including working capital.

The offering is being made only by means of a prospectus, copies of which may be obtained from Ladenburg Thalmann & Co. Inc., 570 Lexington Ave, 11th Floor, New York, New York 10022 or by email at prospectus@ladenburg.com.   Electronic copies of the prospectus are available on the Securities and Exchange Commission's Web site at www.sec.gov.

The offering is expected to close on or about March 25, 2014, subject to the satisfaction or waiver of closing conditions including, without limitation, the sale of the minimum offering amount of 1,395,350 units and minimum gross proceeds of $6,000,005, and the Company’s common stock having been approved for listing on the Nasdaq Capital Market. The Company expects to commence trading on the NASDAQ Capital Market on or about March 26, 2014. The units are being offered pursuant to an effective registration statement. This news release does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions and high performance thermal packaging products for cells, tissues, and organs.

This press release contains forward-looking statements, including, but not limited to, statements concerning the terms, timing and completion of the public offering and the anticipated use of proceeds should such offering successfully complete. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the uncertainty of completing the offering on the terms set forth in this press release, or at all, and the factors described in our risk factors set forth in our Registration Statement on Form S-1, originally filed December 16, 2013 and declared effective March 19, 2014, which is available at the U.S. Securities and Exchange Commission website at www.sec.gov. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com